Exhibit 10.14

EXECUTION COPY

TERM LOAN AGREEMENT

between

YATRA ONLINE, INC.

as Borrower,

and

MACQUARIE CORPORATE HOLDINGS PTY LIMITED

as Lender

Dated as of July 24, 2015

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(continued)

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(continued)

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(continued)

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of July 24, 2015 is made by and among (1) YATRA ONLINE, INC., a Cayman Islands exempted company with registration number 159709 (the “Borrower”), and (2) MACQUARIE CORPORATE HOLDINGS PTY LIMITED, an Australian proprietary company with company number 096 705 109 (the “Lender”).

ARTICLE 1

DEFINITIONS

1.1         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“ACD” means Asia Consolidated DMC Pte Limited, a company organized and existing under the laws of Singapore (Registered No. 201130572E).

“Affiliate” means, as to a specified Person, another Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this term loan agreement, together with all exhibits and schedules hereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, as to any Person, property or transaction, all present and future laws, treaties, statutes, regulations, judgments and decrees (in each case, whether international, foreign, federal, state, provincial, territorial or local) applicable to or binding upon such Person, property or transaction and all applicable requirements, directives, orders and policies of any Governmental Authority having or purporting to have authority over such Person, property or transaction.

“Authorized Officer” means, relative to any Person, those of its officers whose signatures and incumbency shall have been certified to the Lender pursuant to Section 3.1 (g).

“Availability Period” means the period from the Closing Date to the Availability Termination

Date.

“Availability Termination Date” means, the earliest of:

(a)	the date falling fourteen (14) days after the Closing Date;

(b)	the date on which the Commitments are terminated or reduced to zero pursuant to this Agreement; and

(c)	the date on which any Event of Default occurs.

“Borrowing Date” means a Business Day during the Availability Period on which the Loan is made pursuant to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) Mumbai, (b) New York, (c) Singapore, and (d) Sydney are authorized or required by law to close.

“Capital Raise” means the consummation of any debt, equity or hybrid financing transaction at any time after the date hereof (including pursuant to a subscription for common shares, issuance of convertible securities, private placement of notes, institutional term loan financing or other transaction, whether public or private) by the Borrower or any of its Subsidiaries.

“Cash Collateralized Indebtedness” means, with respect to Indebtedness incurred under (a) the overdraft facility and the bank guarantee facility in the HDFC Loan Agreement or (b) any other overdraft or guarantee facility of a similar nature provided by any bank or financial institution included in the Second Schedule to the Reserve Bank of India Act, 1934 (Act No. 2 of 1934) (as amended from time to time), the portion (if any) of such Indebtedness that is cash collateralized on a dollar-for-dollar basis by a deposit with HDFC Bank Ltd or the relevant bank or financial institution, as applicable, of cash denominated in the same currency as such Indebtedness.

“Cash Interest Rate” means 5.0% per annum.

“Change in Control” means the occurrence of any of the following (in each case, other than as a result of a Liquidity Event):

(a)	the Major Investors cease to own in aggregate, directly or indirectly, at least 51% of the aggregate share capital of the Borrower (including both Preference Shares and Ordinary Shares, and as adjusted for stock splits, stock dividends, stock consolidation, recapitalizations and the like) on a Fully Diluted Basis;

(b)	at any time prior to the Maturity Date, Mr. Dhruv Shringi, being one of the Founders, ceases to hold the role of Chief Executive Officer of YOPL;

(c)	the Borrower ceasing to own, directly or indirectly, all of the Equity Interests in YOPL; or

(d)	the Borrower ceasing to have the power (whether through the ownership of Equity Interests, proxy, contract, agency or otherwise) to (i) control the appointment and removal of the entire board of directors of YOPL, or (ii) give directions with respect to the management and operations of YOPL, with which their directors or other equivalent officers are obliged to comply.

“Closing Date” means the date on which all of the conditions precedent specified in Section 3.1 have been satisfied or waived by the Lender.

“Collateral” means all assets subject to a Lien pursuant to the Security Documents.

“Commitment” means the obligation of the Lender to advance the Loan in an aggregate principal amount of $5,000,000.

“Compliance Certificate” means a certificate duly completed and executed by a Responsible Officer of the Borrower in such form as the Lender may from time to time approve for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Confidential Information” is defined in Section 9.18.

“Consolidated” refers to the consolidation of financial reporting in accordance with GAAP, and “Consolidating” shall have a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of directors, managing directors, managing general partners or any equivalent body, or (b) veto, direct or cause the direction of the management and policies of such Person in a material and substantial manner.

“Default” means any Event of Default or any condition, occurrence or event which, after the giving of notice and the lapse of time or any cure period, would constitute an Event of Default.

“Dispose” means, with respect to any property, any sale, assignment, conveyance, license, transfer or other disposition of all or any part of such property, and “Disposal” shall have a correlative meaning.

“Dollar” and “$” mean the lawful currency of the United States.

“Dollar Equivalent” means with respect to an amount denominated in a currency other than Dollars at any time, the amount determined by the Lender at such time for the purchase of an amount in such currency with Dollars for delivery at such time on the basis of the Spot Rate. For the purposes of this definition, “Spot Rate” means, on any date of determination, the rate quoted to the Lender by any banking institution reasonably selected by the Lender as its spot rate for the purchase of any non-Dollar currency with Dollars through its principal foreign exchange trading office at approximately 11.00 a.m. (Sydney time) on such date of determination.

“Equity Interests” means, as to any Person:

(a)	any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including shares of preferred or preference stock of such Person;

(b)	all partnership interests (whether general or limited) of such Person;

(c)	all membership interests or limited liability company interests in such Person;

(d)	all beneficial interests in a trust or similar entity;

(e)	all other equity or ownership interests in such Person of any other type; and

(f)	all warrants, rights or options to purchase or otherwise acquire any of the foregoing.

“Event of Default” means any of the events specified in Section 7.1.

“Facility” means the term loan facility in an aggregate principal amount of $5,000,000 established under Section 2.1.

“Financial Quarter” means any period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Financial Year” means any period of twelve (12) consecutive calendar months ending on March 31.

“Founders” means Mr. Dhruv Shringi and Mr. Manish Amin, the co-founders of YOPL’s online travel agency and tour operator business.

“Fully Diluted Basis” means, with respect to any Person (other than an individual), the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire Equity Interests in such Person have been exercised or converted in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

“Group” means, at any time, the Borrower and all of its Subsidiaries at such time.

“Group Company” means, with respect to the Group at any time, any Person forming part of the Group at such time.

“Governmental Authority” means any nation, government, state, province, territory or municipality or any political subdivision, agency, authority, instrumentality, regulatory body, court, central bank of any of the foregoing or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“GAAP” means generally accepted accounting principles in India in effect from time to time as recognized by the Institute of Chartered Accountants in India (or any generally recognized successor to each such institution). If any Accounting Change occurs that results in a change in the method of calculating financial covenants or other standards in this Agreement, the Borrower and the Lender agree to enter into good faith negotiations to amend the applicable provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s or any of its Subsidiaries’ financial condition shall be the same after giving effect to such Accounting Changes, as if such Accounting Changes had not occurred. Until such time as such amendments shall have been effected, all financial covenants and standards in this Agreement shall continue to be calculated as if such Accounting Changes had not occurred. “Accounting Change” means any change in accounting principles required or promulgated by the Institute of Chartered Accountants in India (or any generally recognized successor to each such institution).

“HDFC Loan Agreement” means that certain Sanction Letter (Credit Facilities) entered into between HDFC Bank Ltd (as lender) and YOPL (as borrower) on or about March 27, 2015, granting an overdraft facility, standby letter of credit facility, bank guarantee facility, invoice discounting facility and purchase corporate card facility in favor of YOPL (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Indebtedness” means, as to any Person on any date of determination, without duplication:

(a)	all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(b)	all obligations of such Person, contingent or otherwise, in respect of the face amount of all (i) letters of credit (whether or not drawn) or (ii) bankers’ acceptances or similar facilities, in each case issued for the account of such Person;

(c)	all capital lease obligations of such Person;

(d)	all synthetic debt obligations of such Person (including obligations under any sale and leaseback arrangement);

(e)	all obligations of such Person under hedge agreements, each valued at the hedge agreement value thereof;

(f)	all obligations of such Person to pay the deferred purchase price of property or services (other than current trade payables that are incurred in the ordinary course of such Person’s business and are not overdue for a period of more than ninety (90) days);

(g)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

(h)	the liquidation value of all redeemable preferred Equity Interests or other preferred Equity Interests of such Person;

(i)	any obligations of such Person which would be required to be disclosed on such Person’s balance sheet as a liability in accordance with GAAP and which would be payable more than twelve (12) months from the date of creation thereof (other than reserves for taxes and for contingent obligations);

(j)	all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(k)	all guarantee or surety obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above.

“Intellectual Property” includes algorithms, concepts, creations, data, databases, designs, discoveries, drawings, flowcharts, formulas, icons, improvements, inventions, know-how, licenses, logos, memoranda, methods, models, procedures, processes, protocol, records, service marks, sketches, slogans, systems, techniques, trademarks, trade dress, trade names, trade secrets, user guides, works of authorship and other confidential and proprietary information in either printed or machine-readable form, whether or not copyrightable or patentable or protectable under any other intellectual property law and including all registrations and applications for registration as a copyright, patent, registered design, trademark or other protection under intellectual property law, and all goodwill associated with the foregoing.

“Intellectual Property Rights” include (a) all rights, title, and interest under any statute or under common law including patent rights; copyrights including moral rights, and any similar rights in respect of Intellectual Property, anywhere in the world, whether registrable or not; (b) any licenses, permissions and grants in connection therewith; (c) applications for any of the foregoing and the right to apply for them in any part of the world; (d) right to obtain and hold appropriate registrations in Intellectual Property anywhere in the world, (e) all extensions and renewals thereof, and (f) all causes of action in the past, present or future, related thereto including the rights to damages and profits, due or accrued, arising out of past, present or future infringements or violations thereof and the right to sue for and recover the same.

“Interest Payment Date” means:

(a)	the last day of each Interest Period; and

(b)	the date of any repayment or prepayment of the Loan.

“Interest Period” means:

(a)	initially, the period commencing on the Borrowing Date and ending on the last day of the calendar month in which such Borrowing Date occurs; and

(b)	thereafter, each period commencing on the day the preceding Interest Period expires and ending on the last day of the calendar month in which that Interest Period commences;

provided that, the foregoing provisions shall be subject to the following:

(i)	if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(ii)	no Interest Period shall extend beyond the Maturity Date; and

(iii)	the Borrower shall not be charged interest twice in respect of the same Loan on any given day.

“Interest Rate” means, at any time, the sum of the Cash Interest Rate and the PIK Interest Rate at such time.

“Investment” means, as to any specified Person, (a) any advance, loan or extension of credit (by way of entry into of a guarantee or surety obligation or otherwise) by such specified Person to another Person (including through the purchase of any bonds, notes, debentures or other debt securities), (b) any subscription for, or acquisition of, Equity Interests by such specified Person in another Person, including through capital contributions or the establishment of a Subsidiary, and (c) any entry into a partnership, trust, joint venture, strategic alliance or similar arrangement by such specified Person with another Person.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement dated April 23, 2015, by and among the Borrower, the preference shareholders listed on Exhibit A thereto and the Founders (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or right of subrogation or analogous right (statutory or other), charge, collateral or non-accessory security or other security interest or any security arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquid Investment” means an Investment in any of the following:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Federal Government of the United States or the Government of India maturing within 180 days from the date of any acquisition thereof;

(b)	negotiable or non-negotiable certificates of deposit, time deposits, or other similar investment arrangements maturing within 400 days from the date entered into, issued by or held with any bank or financial institution included in the Second Schedule to the Reserve Bank of India Act, 1934 (Act No. 2 of 1934) (as amended from time to time) at the time such investment arrangements were entered into;

(c)	commercial paper issued by any Person if, at the time of purchase, such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc. or any similar rating agency;

(d)	deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above; and

(e)	such other instruments as the Lender may from time to time approve in writing.

“Liquidity Event” means any of the following events:

(a)	a Capital Raise;

(b)	a Qualifying IPO; or

(c)	a Trade Sale.

“Listco” means the Borrower, or any holding company or subsidiary thereof established as a listing vehicle in connection with a Qualifying IPO.

“Loan” means the term loan to be advanced to the Borrower pursuant to Section 2.3, or the principal amount outstanding for the time being of that term loan.

“Loan Documents” means this Agreement, the Security Documents, the Warrant Instrument, the Notice of Borrowing, each Compliance Certificate and each other agreement, certificate, document or instrument delivered in connection with this Agreement, whether or not specifically mentioned herein or therein.

“Major Investors” means (a) E-18 Limited or any of its Affiliates, (b) IDG Ventures India Fund II LLC or any of its Affiliates, (c) Intel Capital Corporation or any of its Affiliates, (d) Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP or any of their respective Affiliates, (e) Reliance Capital Limited or any of its Affiliates, (f) Valiant Capital Partners, L.P. or any of its Affiliates, and (g) Vertex Venture Management Pte Ltd or any of its Affiliates.

“Material Adverse Effect” means (a) a material adverse effect on, or a material adverse change in, the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Group, taken as a whole, or (b) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document.

“Mandatory Prepayment Event” is defined in Section 2.4(b).

“Material Contract” means any contract to which the Borrower or any of its Subsidiaries is a party which (a) involves an aggregate consideration payable to or by Borrower or any Subsidiary of $10,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof), or (b) if breached or terminated, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the date falling twelve (12) months after the Borrowing Date; provided that, if no Default has then occurred and is continuing, the Maturity Date shall automatically be extended to the date falling twenty four (24) months after the Borrowing Date.

“Net Cash Proceeds” means, in connection with any event giving rise to a Mandatory Prepayment Event, the total cash proceeds from such Mandatory Prepayment Event less:

(a)	fees, commissions, costs and expenses (including underwriting fees, broker’s commissions, financial advisory fees and attorney’s fees) reasonably and actually incurred and due and payable by a Group Company to Persons who are not members of the Group in connection with such Mandatory Prepayment Event; and

(b)	any Taxes incurred and required to be paid by a Group Company in connection with such Mandatory Prepayment Event.

“Notice of Borrowing” means a borrowing request substantially in the form of Exhibit A signed by a Responsible Officer of the Borrower.

“Obligations” means:

(a)	the unpaid principal of and interest on the Loan (including interest accruing after the maturity of the Loan, after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding relating to the Borrower); and

(b)	all other obligations and liabilities of the Borrower, whether absolute or contingent, due or to become due for payment, or now existing or hereafter incurred, that may arise under, out of, or in connection with this Agreement and each other Loan Document, whether on account of principal, interest, fees, reimbursements, indemnities, costs or expenses.

“Ordinary Shares” means Ordinary Shares in the share capital of the Borrower.

“Organizational Document” means, with respect to any Group Company, as applicable, its certificate of incorporation (and any certificate of incorporation on change of name), by-laws, certificate of partnership, partnership agreement, certificate of formation, deed of foundation, deed of association, memorandum and articles of association, articles of incorporation, articles of amalgamation, limited liability company agreement or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to shares, partnership interests, limited liability company interests or other Equity Interests in any such Group Company.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest Rate” means 3.5% per annum, payable in kind through accretion to the aggregate outstanding principal amount of the Loan; provided that, if the Maturity Date is extended beyond the first anniversary of the Borrowing Date, the PIK Interest Rate for each Interest Period starting after the first anniversary of the Borrowing Date shall be increased to 5.0% per annum, payable in kind through accretion to the aggregate outstanding principal amount of the Loan.

“Preference Shares” means any of the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares, Series E Preference Shares or Series F Preference Shares in the share capital of the Borrower.

“Qualifying IPO” means, at any time after the date hereof, the listing of any equity interests, share capital or securities of Listco, the Borrower or any other Group Company on any stock exchange (or any other trading system).

“Responsible Officer” means, as to any Person that is a corporate entity, such Person’s chief executive officer, president, chief financial officer or such other equivalent office holder as the Lender may reasonably approve; provided that, with respect to financial matters, the chief executive officer or chief financial officer of such Person shall be the Responsible Officer.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other property), or any direct or indirect payment of any kind (whether in cash, securities or other property) in consideration for, or otherwise in connection with, any purchase, redemption, defeasance, retirement or other acquisition or ownership of any Equity Interest of such Person, or any options, warrants or rights to acquire or purchase any Equity Interest of such Person, and (b) any principal or interest payments on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Security Documents” means the following documents, each in form and substance satisfactory to the Lender (as the same may be amended, amended and restated, supplemented or otherwise from time to time):

(a)	a share charge governed by the laws of Cyprus granting a Security Interest in all of the Borrower’s direct and indirect Equity Interests in THCL;

(b)	a share charge governed by the laws of Singapore granting a Security Interest in all of the Borrower’s Equity Interests in ACD; and

(c)	any other document reasonably required by the Lender to be executed in connection with the creation, attachment and/or perfection of the security interests to be granted pursuant to the foregoing.

“Security Interest” in any property means a Lien which (a) exists in favor of the Lender, (b) is superior to all Liens or rights of any other Person in the property encumbered thereby (subject only to Liens permitted under Section 6.2). (c) secures the payment in full of the Obligations, and (d) is legal, valid, enforceable and perfected.

“Solvent” means, as to any Person on any date of determination, that on such date (a) the fair value of the total assets of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities of such Person, (b) the present fair saleable value of the total assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts and other liabilities beyond such Person’s ability to pay such debts and other liabilities as they mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and prevailing practice in the industry in which such Person is engaged.

“Subsidiary” of a Person means any corporate entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect or appoint a majority of the board of directors or similar governing body of such corporate entity is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“SVB Term Loan Agreement” means that certain term loan agreement dated November 27, 2013 entered into between Innoven Capital India Private Limited (formerly known as SVB India Finance Private Limited) (as lender) and YOPL (as borrower), and all security documents, guarantees and other documents entered into in connection therewith.

“Tax” means any tax, levy, impost, duty, charge or withholding of any nature (including ad valorem taxes, business license taxes, excise taxes, franchise taxes, income taxes, stamp duty and withholding taxes) and all liabilities with respect thereto including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same.

“THCL” means THCL Travel Holding Cyprus Limited, a company organized and existing under the laws of Cyprus (Registered No. HE163569).

“Trade Sale” means the Disposal of all, or substantially all, of the assets of the Borrower or any of its Subsidiaries, whether direct or indirect, and whether effected as a single transaction or a series of related transactions , and shall include any Disposal pursuant to a share sale, asset sale, exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation or scheme of arrangement.

“Warrant Instrument” means the warrant instrument dated on or about the date hereof constituting warrants in respect of the Borrower to be issued in favor of the Lender (or such of its Affiliates as the Lender may designate) as warrant holder (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms).

“YOPL” means Yatra Online Private Limited, a company organized and existing under the laws of India (Registered No. U63040MH2005PTC158404).

1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto:

(i)           accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1. to the extent not defined, shall have the respective meanings given to them under GAAP;

(ii)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iii)         the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and

(iv)        the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights.

(c)           The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Article, Schedule, Exhibit and analogous references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3          Cross References. Unless otherwise specified, references in a Loan Document to any Article, Section, Schedule, Exhibit or Annex are references to such Article or Section of, or Schedule, Exhibit or Annex to, such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

ARTICLE 2

THE LOAN FACILITY

2.1          Establishment of the Facility. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, the Lender agrees to establish the Facility for the benefit of the Borrower.

2.2          Loans. Pursuant to the Facility, the Lender agrees to advance to the Borrower a single term Loan in an aggregate principal amount of $5,000,000 during the Availability Period, subject to and upon the terms and conditions of this Agreement The Loan shall be denominated in Dollars, and no amounts repaid or prepaid with respect to the Loan may be reborrowed.

2.3          Notice of Borrowing. Pursuant to a duly completed and executed irrevocable Notice of Borrowing delivered to the Lender not later than 11:00 a.m. (Sydney time), three (3) Business Days prior to the requested Borrowing Date (or such shorter period as the Lender may in its sole discretion agree to), the Borrower shall request a drawdown of the full amount of the Facility. Subject to fulfillment of the applicable conditions precedent in ARTICLE 3. the Lender shall, make available to the Borrower not later than 4:00 p.m. (Sydney time) on the requested Borrowing Date in same day funds a Loan in an aggregate principal amount equal to $5,000,000.

2.4           Prepayments.

(a)        Optional. The Borrower may not make any voluntary prepayment in respect of the Loan prior to the first anniversary of the Borrowing Date; provided that, if at any time prior to the first anniversary of the Borrowing Date:

(x)	the Borrower is required to make any payment pursuant to Section 2.9(a). Section 2.9(c) or Section 2.10 and the Lender has failed to mitigate in accordance with Section 2.11: or

(y)	the Lender assigns ail or any part of its rights and obligations under this Agreement or the other Loan Documents to any Person (other than its Affiliates),

then the Borrower may, in each case, make a voluntary prepayment of the whole (and not just part) of the then outstanding principal amount of the Loan. At any time after the first anniversary of the Borrowing Date, the Borrower may make a voluntary prepayment in respect of the whole or any part of the Loan. If the Borrower wishes to make a voluntary prepayment pursuant to this Section 2.4(a). it shall deliver to the Lender an irrevocable written notice specifying the proposed prepayment date and the aggregate principal amount of such prepayment no later than 11:00 a.m. (Sydney time) at least three (3) Business Days prior to the proposed prepayment date. Each such voluntary prepayment shall be in a principal amount equal to $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the Loan, as the case may be). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein

(b)          Mandatory. The Borrower shall make a mandatory prepayment in respect of the Loan in each of the following circumstances (each, a “Mandatory Prepayment Event”):

(i)        Liquidity Event. The Borrower shall, within five (5) Business Days of the occurrence of a Liquidity Event, apply the Net Cash Proceeds from such Liquidity Event to prepay the then outstanding principal amount of the Loan; provided that if the Liquidity Event is a Capital Raise that yields Net Cash Proceeds of less than $12,500,000, the Borrower shall only be required to apply one-third of such Net Cash Proceeds to prepay the then outstanding principal amount of the Loan, and provided further that this Section 2.4(b)(i) shall not apply to a Capital Raise made pursuant to the Series F Preference Share Purchase Agreement executed amongst the Borrower, YOPL, the Founders, IDG Ventures India Fund II LLC, Intel Capital Corporation, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Valiant Capital Partners, L.P. and Vertex Venture Management Pte Ltd., and accordingly any amounts raised by the Borrower or YOPL pursuant to such Series F Preference Share Purchase Agreement, as amended from time to time, shall not qualify for any mandatory prepayment under this Agreement.

(ii)        Other Disposal. If the Borrower or any of its Subsidiaries Disposes of any property (other than in connection with a Liquidity Event), which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) whether as a single Disposal or a series of related Disposals, the Borrower shall (and shall ensure that such Subsidiary will), within five (5) Business Days of the date on which such Net Cash Proceeds are received, apply such Net Cash Proceeds to prepay the then outstanding principal amount of the Loan.

(iii)        Restricted Payment. The Borrower shall, within five (5) Business Days of its receipt of the cash proceeds of any Restricted Payment (other than a Restricted Payment solely intended to enable the Borrower to meet its cash interest payment obligations under this Agreement or to make a mandatory prepayment under the other clauses of this Section 2.4(by)). apply such Restricted Payment to prepay the then outstanding principal amount of the Loan.

(iv)        Illegality. If the Lender notifies the Borrower that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for the Lender to maintain the Loan outstanding hereunder, the Borrower shall (if not prohibited by Applicable Law) prepay the then outstanding principal amount of the Loan in full no later than 4:00 p.m. (Sydney time) on the last day of the then existing Interest Period (or within such earlier time as may be required by Applicable Law).

(v)        Acceleration. Immediately upon any acceleration of the maturity of the Loans pursuant to Section 7.2 or Section 7.3. the Borrower shall prepay the then outstanding principal amount of the Loan in full.

Notwithstanding anything to the contrary in this Agreement:

(A)	the aggregate amount of:

(x)	all mandatory prepayments made by the Borrower pursuant to Section 2.4(b)(i) in connection with a Capital Raise;

(y)	all mandatory prepayments made by the Borrower pursuant to Section 2.4(b)(ii) in connection with a Disposal; and

(z)	all mandatory prepayments made by the Borrower pursuant to Section 2.4(b)(iii) in connection with a Restricted Payment,

shall, in each case, not exceed $2,500,000 at any time; and

(B)	for so long as the loans under the SVB Term Loan Agreement remain outstanding, all payments to the Lender (other than payments pursuant to Section 2.7 and Section 2.4(b)(i)) shall be made by the Borrower subject to the prior written approval of Innoven Capital India Private Limited (formerly known as SVB India Finance Private Limited) (in its capacity as lender).

(c)           No Additional Right: Interest. The Borrower shall have no right to prepay the Loan except as provided in this Section 2.4. All notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each prepayment of the Loan shall be accompanied by accrued interest on the principal amount prepaid to the date of such prepayment.

2.5           Termination or Reduction of Commitments. The Borrower may, upon at least three (3) Business Days’ irrevocable notice to the Lender, voluntarily terminate the Commitment in whole or reduce any portion of the Commitment. Notwithstanding anything herein to the contrary, at 4:00 p.m. (Sydney time) on the Availability Termination Date, the then unused and uncancelled portion of the Commitment shall be terminated and permanently reduced to zero, without any further action on the part of the Borrower, the Lender or any other Person.

2.6           Repayment of Loans. On the Maturity Date, the Borrower shall repay the outstanding principal amount of the Loan in full. Each repayment of the Loan shall be accompanied by accrued interest on the principal amount prepaid to the date of such repayment.

2.7           Interest.

(a)       Loans. On each Interest Payment Date, the Borrower shall pay, in respect of the outstanding principal amount of each Loan:

(i)	cash interest at a rate per annum equal to the Cash Interest Rate; and

(ii)	‘pay-in-kind’ interest at a rate per annum equal to the PIK Interest Rate through accretion to the aggregate outstanding principal amount of the Loan.

All computations of interest and fees shall be made by the Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(b)     Default Interest. If a Default under Section 7.1(a) or 7.1(f) or an Event of Default shall have occurred and be continuing, then the outstanding principal amount of the Loan (whether or not overdue) shall, for so long as such Default or Event of Default is continuing, bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to this Section 2.7 plus an additional 2.0% per annum. In addition, each other amount not paid when due hereunder (including, to the extent permitted by Applicable Law, all overdue interest and fees) shall bear interest at a rate per annum equal to the rate that would have been payable if such overdue amount had been deemed to constitute a Loan hereunder initially borrowed on the date such amount became overdue, plus an additional 2.0% per annum, until the overdue amount has been repaid after which the interest rate will revert to the original interest rate that applied before such increase.

2.8           Payment Procedures; Clawback.

(a)        Payments bv Borrower; Presumption by Lender. The Borrower shall make each payment under this Agreement and under the Loan Documents not later than 4:00 p.m. (Sydney time) on the date due in Dollars to the Lender at such location as the Lender may designate in writing to the Borrower in same day funds without deduction, set off, or counterclaim of any kind.

(b)        Non-Business Day Payments. If any amount under this Agreement or any other Loan Document is due and payable on a day other than a Business Day, such amount shall be payable on the next succeeding Business Day. In the case of any extension of any date with respect to the payment of principal on a Loan pursuant to the preceding sentence, interest thereon shall be payable at the Interest Rate during such extension as determined by the Lender in its discretion.

2.9            Taxes.

(a)        No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of the Lender, taxes imposed on its income by the jurisdiction under the laws of which the Lender is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9). the Lender, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)        Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, intangible or mortgage recording taxes, charges or similar levies which arise from any payment made or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)        INDEMNIFICATION FOR TAXES. THE BORROWER SHALL INDEMNIFY THE LENDER FOR THE FULL AMOUNT OF ALL TAXES OR OTHER TAXES (INCLUDING TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.9) PAID BY THE LENDER AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE LENDER WITHIN THIRTY (30) DAYS FROM THE DATE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE LENDER.

(d)        Tax Credits. If the Lender reasonably determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which the Borrower has made a payment or provided an indemnity under this Section 2.9, it shall, within twenty (20) Business Days from the receipt of such refund, pay over such refund to the Borrower (but only to the extent of the payments made or indemnity provided by the Borrower under this Section 2,9 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided however, that if the Lender is subsequently required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay to the Lender the refund it previously received within five (5) Business Days after receipt of written notice that the Lender is required to repay all or a portion of such refund to such Governmental Authority. Nothing herein shall require the Lender to make available its Tax returns or any other information which it deems confidential or privileged to the Borrower or any other person.

2.10         Increased Costs.

(a)        Change in Law. If, due to either (i) the introduction of or any change in or in the interpretation of any Applicable Law or (ii) the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to advance or advancing, funding, or maintaining the Loan (whether as a result of any consequent change in its basis of taxation, any consequent introduction of additional regulatory fees or deposits or otherwise), then the Borrower shall from time to time, upon demand by the Lender, immediately pay to the Lender such additional amounts as shall be sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

(b)        Capital Adequacy. If the Lender determines in good faith that compliance with any Applicable Law or any guideline or request from any Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Facility or the advance of the Loan, then, upon ten (10) Business Days’ prior written notice by the Lender, the Borrower shall promptly pay to the Lender, such additional amounts as shall be sufficient to compensate the Lender in light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Facility or the advance of the Loan. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)          Clawback Limitation. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of the Lender’s right to demand such compensation.

2.11           Mitigation. If the Borrower is required to pay any amount to any Governmental Authority pursuant to Section 2.9(a) or to the Lender pursuant to Section 2.9(c), then the Lender shall consult with the Borrower and use commercially reasonable efforts to mitigate the liabilities of the Borrower pursuant to Section 2.9(a), Section 2.9(c) or Section 2.10. as the case may be; provided that such efforts shall not subject the Lender to any economic, legal, regulatory or reputational disadvantage, nor require the Lender to take any action inconsistent with its internal policies or practices or legal or regulatory restrictions. The Borrower shall reimburse the Lender for all costs and expenses incurred by the Lender in connection with such mitigation efforts, and a certificate setting forth in reasonable detail such costs and expenses submitted by the Lender to the Administrative Agent shall be conclusive absent manifest error.

2.12          Survival. All of the Borrower’s obligations under this ARTICLE 2 shall survive the termination of the Commitments and the payment in full of the Obligations.

ARTICLE 3

CONDITIONS PRECEDENT

3.1            Conditions to Closing. The agreement of the Lender to establish the Facility and advance the Loan is subject to the satisfaction of the following conditions precedent:

(a)        Term Loan Agreement. The Lender shall have received this Agreement, duly executed and delivered by the parties thereto.

(b)        Security Documents. The Lender shall have received each Security Document, duly executed and delivered by the parties thereto, together with (to the extent applicable) share certificates, direction letters, acknowledgement notices, and any other documents in connection with the attachment, perfection or priority of the Liens created thereby as the Lender may reasonably require.

(c)           Warrant Instrument; Other Loan Documents. The Lender shall have received the Warrant Instrument and each other Loan Document to be delivered on the Closing Date, duly executed and delivered by the parties thereto, and in form and substance satisfactory to the Lender.

(d)           Governmental Authorizations. The Lender shall have received evidence to its reasonable satisfaction that all governmental authorizations and third-party consents necessary in connection with the transactions contemplated by the Loan Documents have been obtained and are in full force and effect.

(e)           Process Agent. The Lender shall have received evidence to its reasonable satisfaction that CT Corporation System shall have agreed to act as agent for service of process on behalf of the Borrower.

(f)           Event of Default. The Lender shall have received from a Responsible Officer of the Borrower a certificate stating that no Default or Event of Default has occurred and is continuing as of the Closing Date or could reasonably be expected to occur as a result of the transactions contemplated on the Closing Date.

(g)           Officer’s Certificates; Resolutions, etc. The Lender shall have received from each of the Borrower and THCL, (i) a copy of a certificate of good standing (or, if such concept does not exist under the laws of its jurisdiction of organization, a reasonable equivalent to the extent available or practicable), and (ii) a certificate, dated the Closing Date, duly executed and delivered by its Authorized Officer as to the following matters:

(1)          resolutions of the Borrower’s or THCL’s (as applicable) board of directors or managing director(s) (or other managing body) in full force and effect and authorizing the execution, delivery and performance of each Loan Document to be executed by the Borrower or THCL (as applicable) and the transactions contemplated thereby, and attaching copies of such resolutions;

(2)          the incumbency and signatures of the officers of the Borrower or THCL (as applicable) authorized to act with respect to each Loan Document to be executed by the Borrower or THCL (as applicable), and attaching specimens of the signatures of such officers; and

(3)          the full force and validity of the Organizational Documents and the register of members, register of directors and register of mortgages and charges of the Borrower or THCL (as applicable), and attaching copies thereof,

(h)          Internal Approvals. The Lender shall have completed all of its internal credit processes and received all approvals necessary for it to enter into and perform its obligations under this Agreement and the other Loan Documents.

(i)            Expenses, etc. The Lender shall have received, or will concurrently with Closing, receive reimbursement for all costs and expenses due and payable pursuant to Section 9.5 for which invoices have been presented.

(j)            Legal Opinions. The Lender shall have received a favorable legal opinion, each to be dated on or about the Closing Date and in form and substance satisfactory to the Lender, from (i) Maples & Calder, Cayman Islands counsel to the Borrower, (ii) Harneys, Cyprus counsel to the Lender, and (iii) Jones Day, special New York counsel to the Lender.

(k)            Financial Statements. To the extent not already received prior to the date hereof, the Lender shall have received a copy of (i) the Consolidated and Consolidating balance sheet and statement of income and of cash flows of the Group for the Financial Year ending March 31, 2014 (which shall include audited financial statements of its Subsidiaries), (ii) the unaudited Consolidated and Consolidating balance sheet and statement of income and of cash flows of the Group for the first three Financial Quarters of the Financial Year ending March 31, 2015, and (iii) the unaudited Consolidated and Consolidating management accounts of the Group for the last Financial Quarter of the Financial Year ending March 31, 2015.

(1)            Know your Customer Documentation. The Lender shall have received, and be satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m)           Miscellaneous. The Lender shall have received such other documents and information reasonably requested by it in connection with the transactions contemplated by the Loan Documents.

3.2           Advance of Loan. The obligation of the Lender to advance the Loan, shall be subject to the satisfaction of each of the following additional conditions precedent:

(a)           Compliance with Warranties. No Default, etc. Both before and after giving effect to the Loan, the following shall be true and correct:

(i)	the representations and warranties of the Borrower in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii)	no Default or Event of Default shall have then occurred and be continuing, or could reasonably be expected to occur.

(b)           Notice of Borrowing; Satisfactory Delivery. All documents required to be delivered pursuant to Section 2.3 shall have been duly executed and delivered to the Lender in accordance therewith by or on behalf of the Borrower and shall be satisfactory in form and substance to the Lender, and the Lender shall have received all other information, approvals, opinions, documents or instruments as it may have reasonably requested.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrower hereby makes the following representations and warranties in this ARTICLE 4:

4.1           Share Capital. The share capital of the Borrower is the aggregate of (i) US$6,000.00, divided into 60,000,000 Ordinary Shares of a par value of US$0.0001 each, (ii) US$1,252.50 divided into 12,525,000 Series A Preference Shares of a par value of US$0.0001 each, (iii) US$800.00 divided into 8,000,000 Series B Preference Shares of a par value of US$0.0001 each, (iv) US$609.50 divided into 6,095,000 Series C Preference Shares of a par value of US$0.0001, (v) US$900.00 divided into 9,000,000 Series D Preference Shares of a par value of US$0.0001, (vi) US$500.00 divided into 5,000,000 Series E Preference Shares of par value of US $0.0001, and (vii) US$610.00 divided into 6,100,000 Series F Preference Shares of par value of US$0.0001. All of the issued and outstanding Preference Shares and Ordinary Shares have been duly authorized, are fully paid and non-assessable, and were issued in compliance with Applicable Laws.

4.2           Existence; Subsidiaries. The Borrower and each other Group Company is duly organized or incorporated (as applicable), validly existing and in good standing (if such concept applies) under the laws of its jurisdiction of formation or incorporation (as applicable), and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification. The Borrower was duly incorporated in the Cayman Islands and has remained registered as an exempted company with limited liability in the Cayman Islands since its incorporation. Other than as set forth in the organization structure chart attached as Item 4.2 of the Disclosure Schedule, as at the Closing Date, the Borrower has no other Subsidiaries and does not Control, directly or indirectly, any other Person.

4.3           Capacity; Authorization; Non-Contravention. The execution, delivery, and performance by the Borrower of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby (a) are within its powers, (b) have been duly authorized by all necessary action, (c) do not contravene its Organizational Documents, its Contractual Obligations or any Applicable Law, and (d) will not result in the creation or imposition of any Lien prohibited by this Agreement or any other Loan Document.

4.4           Governmental Authorizations; Other Consents. Other than any filing required to be made in connection with the perfection of the Liens under the Security Documents, no consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution and delivery by the Borrower of this Agreement and each other Loan Document to which it is a party, the performance of its obligations thereunder or the consummation of the transactions contemplated thereby.

4.5           Binding Effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered by it, and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

4.6           Financial Statements; No Material Adverse Effect. The Borrower has delivered to the Lender a copy of all financial statements referred to in Section 3.1(k), and such financial statements are accurate and complete in all material respects and present fairly the financial condition of the Group in accordance with GAAP. As of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.1, there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of the Borrower (except as disclosed therein) for which adequate reserves have not been set aside in accordance with GAAP. Since the date of the audited financial statements most recently delivered by the Borrower pursuant to Section 5.1, no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.

4.7           Disclosure. All factual information (excluding projections, estimates and pro forma financial information) furnished or to be furnished by or on behalf of the Borrower to the Lender in connection with this Agreement or any other Loan Document is and will be accurate and complete in all material respects on the date as of which such information is or will be furnished, and does not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates and pro forma financial information furnished or to be furnished by or on behalf of the Borrower to the Lender is and will be prepared on the basis of assumptions, data, information, tests, or conditions believed in good faith to be reasonable at the time such projections, estimates, and pro forma financial information is or will be furnished.

4.8	Litigation.

(a)           There is no actual or, to the best of the Borrower’s knowledge after due inquiry, pending or threatened action or proceeding affecting any Group Company before any court, Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect or which affects or purports to affect the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document.

(b)           The actions or proceedings specified in Item 4.8(b) of the Disclosure Schedule do not expose one or more Group Companies to aggregate liability in excess of Indian Rupees 1,300,000,000, in respect of service tax claims/matters and in excess of Indian Rupees 650,000,000 in respect of other matters/claims in litigation (excluding any interest on the claimed amount during the pendency of such actions or proceedings). Other than as set forth in Item 4.8(b) of the Disclosure Schedule, there is no actual or, to the best of the Borrower’s knowledge after due inquiry, pending or threatened action or proceeding affecting any Group Company before any court, Governmental Authority or arbitrator on the date of this Agreement and the Closing Date.

(c)           To the best of the Borrower’s knowledge after due inquiry, there is no pending or threatened action or proceeding instituted against any Group Company which seeks to adjudicate such Group Company as bankrupt or insolvent, or which seeks its liquidation, winding up, reorganization, or which seeks a composition of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization, or relief of debtors, or which seeks the entry of an order for the appointment of a receiver, trustee or other similar official for such Group Company or for any substantial part of its property.

4.9           No Default. No Group Company is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.10         Ownership of Properties. Each Group Company has good and marketable title to, or valid license, leasehold or other rights in, all of its properties necessary for the conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Group Company’s assets necessary for the conduct of its business are in good repair, working order and condition (ordinary wear and tear excepted) and have not been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, hurricane, accident, strike or other labor disturbance, embargo, requisition, expropriation, cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, acts of god or any public enemy.

4.11         Intellectual Property Rights. Each Group Company owns or possesses sufficient legal rights (free and clear of all Liens other than as permitted under Section 6.2) to all Intellectual Property Rights as used by it in connection with its business which represent all Intellectual Property Rights necessary to the conduct of such Group Company’s business as now conducted and as presently contemplated to be conducted, without any conflict with, or infringement of, the rights of others. The Intellectual Property Rights owned by any Group Company have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to any Group Company’s knowledge, threatened claim alleging the foregoing or challenging any Group Company’s rights to such Intellectual Property Rights. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, or agreements of any kind relating to any Group Company’s Intellectual Property Rights, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity. No Group Company has received any communications alleging that any Group Company has infringed, misappropriated or otherwise violated or, by conducting its business, would infringe, misappropriate or otherwise violate any of the Intellectual Property Rights of any other person or entity nor is any Group Company aware of any basis thereof.

4.12         Domain Names. YOPL (or one or more other Group Companies) is the registered owner of all rights to the domain names www.desiya.com, www.travelguru.com and www.yatra.com together with the equivalents and derivatives thereof set forth on Item 4.12 of the Disclosure Schedule (such disclosed items being the only equivalents and derivatives thereof owned by the Group Companies) and all stylizations and logos used or held for use in connection therewith. Each Group Company owns or possesses sufficient legal rights (free and clear of all Liens other than as permitted under Section 6.2) to all domain names as used by it in connection with its business which represent all domain names necessary to the conduct of such Group Company’s business as now conducted and as presently contemplated to be conducted, without any conflict with, or infringement of, the rights of others. The domain names owned by any Group Company have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to any Group Company’s knowledge, threatened claim alleging the foregoing or challenging any Group Company’s rights to such domain names. No Group Company has received any communications alleging that any Group Company has infringed, misappropriated or otherwise violated or, by conducting its business, would infringe, misappropriate or otherwise violate any of the domain names of any other person or entity nor is any Group Company aware of any basis thereof.

4.13         Liens. Other than as permitted pursuant to Section 6.2, none of the properties of any Group Company is subject to any Lien. All filings, recordings, registrations, third party consents and other actions to be taken by any Group Company that are necessary to create and perfect the Liens provided for in the Security Documents have been or will be made, obtained and taken in all relevant jurisdictions in a timely manner, and the provisions of the Security Documents are effective to create in favor of the Lender a Security Interest (subject to the Liens permitted by Section 6.2) on all right, title and interest of the Borrower in the Collateral described therein.

4.14         Compliance with Law. Each Group Company is in compliance with Applicable Law and has obtained all permits under Applicable Law necessary for the exercise of its rights, the lease or ownership of its properties and the conduct of its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect.

4.15         Insurance. The assets of each Group Company are insured with financially sound and reputable insurance companies (not being Affiliates thereof), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons engaged in the online travel agency and tour operator business, and owning or operating in similar localities where such Group Company is based.

4.16         Use of Proceeds. The Loan will be used by the Borrower for the purposes described in Section 5.12. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds from the Loan will be used, whether directly or indirectly, to purchase or carry any margin stock in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.17         Investment Company Act.  The Borrower is not an “investment company” nor a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

4.18        Taxes. All tax returns required to be filed by or on behalf of each Group Company have been duly filed on a timely basis or appropriate extensions have been obtained and such tax returns are and will be true, complete and correct, except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All taxes shown to be payable on such tax returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other taxes will be payable by each Group Company with respect to items or periods covered by such tax returns, except in each case to the extent of any taxes that are being contested in good faith.

4.19        Pension Plans.  Each Group Company is in compliance in all material respects with all Applicable Law relating to any pension plans or employee benefit plans. Without prejudice to the foregoing, no “reportable event,” as defined in Section 4043 of the Employee Retirement Income Security Act of 1974 (“ERISA”), has occurred or is reasonably expected to occur and no Group Company maintains any employee pension benefit plan which is subject to the provisions of Title IV of ERISA.

4.20         Solvency. Both before and after giving effect to the execution of this Agreement and the other Loan Documents and the incurrence of the Loan, each Group Company is and will be, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

4.21         Ownership of Assets. Other than (a) intellectual property rights associated with the domain name “Buzzintown”, (b) inter-company receivables due to the Borrower from other Group Companies, (c) the Borrower’s cash and bank balances as specified in Item 4.21 of the Disclosure Schedule, and (d) Equity Interests in THCL and ACD, the Borrower does not own any other assets or property with a value in excess of US$50,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof).

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants with the Lender that, until all Commitments have been terminated and all Obligations (other than contingent Obligations not then due and payable) have been paid in full, it shall, and shall cause each of its Subsidiaries to, perform the obligations in this ARTICLE 5.

5.1	Financial Statements.

(a)       Annual Financial Statements.  As soon as available, but in any event within one hundred and eighty (180) days after the end of each Financial Year, commencing with the Financial Year ending March 31, 2015, the Borrower shall deliver to the Lender (with sufficient copies for the Lender) a copy of the Consolidated and Consolidating balance sheet of the Borrower (which shall include audited financial statements of its Subsidiaries) as at the end of such Financial Year and the related audited Consolidated statements of income and of cash flows for such Financial Year, setting forth in comparative form the figures for the previous Financial Year, reported on without a going concern or like qualification or exception, or qualification arising out of the scope of the audit, by a firm of independent chartered accountants of national standing reasonably acceptable to the Lender.

(b)      Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Financial Quarters of each Financial Year, commencing with the Financial Quarter ending June 30, 2015, the Borrower shall deliver to the Lender (with sufficient copies for the Lender) the unaudited Consolidated and Consolidating balance sheet of the Borrower (which shall include its Subsidiaries) as at the end of such Financial Quarter and the related unaudited Consolidated statements of income and of cash flows for such Financial Quarter and the portion of the Financial Year through the end of such Financial Quarter, setting forth in each case in comparative form, if available, the figures for the previous Financial Quarter, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c)       GAAP Reporting.  All financial statements required to be delivered pursuant to Section 5.1(a) and Section 5.1(b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(d)       Compliance Certificate. Concurrently with the delivery of the financial statements pursuant to Section 5.1(a) and Section 5.1(b), the Borrower shall deliver to the Lender a Compliance Certificate containing the information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of Section 6.15 and certifying as to the representations and warranties in each Loan Document and that no Default or Event of Default shall have then occurred and be continuing or shall be reasonably expected to occur.

5.2           Other Information.  The Borrower shall, and shall cause each of its Subsidiaries to, promptly provide such other information regarding the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Borrower and any of its Subsidiaries, as the Lender may reasonably request from time to time.

5.3          Notices.  The Borrower shall furnish to the Lender the following notices within the time periods specified below:

(a)      notice of any Default, Event of Default, or material default under or termination of any Material Contract, as soon as possible after the occurrence thereof and in any event within five (5) Business Days after the Borrower or any other Group Company knows or ought reasonably to have known of such occurrence;

(b)      notice of the receipt of any document from any Governmental Authority concerning any Group Company’s non-payment or underpayment of Taxes (including any non-payment by YOPL of service taxes prior to the date hereof) along with a copy of such document and all attachments and annexes thereto, as soon as possible after receipt thereof and in any event by the earlier of (i) fifteen (15) Business Days after the Borrower or any other Group Company receives such document, or (ii) any deadline for response set forth in such document; provided that the Borrower shall not be required to furnish to the Lender any such notice if it relates to non-payment or underpayment of tax claims in an aggregate amount of less than US$500,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof);

(c)       notice of the commencement of, or any material adverse development with respect to, any litigation, investigation or proceeding involving a Group Company, that if adversely determined, could reasonably be expected to have a Material Adverse Effect, as soon as possible after the occurrence thereof and in any event within five (5) Business Days after the Borrower or any other Group Company knows or ought reasonably to have known of such occurrence;

(d)       notice of the receipt of any citation, order, summons or other document concerning any violation or alleged violation of Applicable Law involving a Group Company that could reasonably be expected to have a Material Adverse Effect, or which seeks to impose any liability on a Group Company that could reasonably be expected to have a Material Adverse Effect, as soon as possible after receipt thereof and in any event within five (5) Business Days after the Borrower or any other Group Company receives such citation, order or summons; and

(e)       notice concerning any other development or event that has had or could reasonably be expected to have a Material Adverse Effect along with reasonably available supporting information, as soon as possible after the occurrence thereof and in any event within five (5) Business Days after the Borrower or any other Group Company obtains knowledge thereof or receives a notice from the Lender requesting information concerning such development or event, whichever is the earlier.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Group Company proposes to take with respect thereto. In addition, each notice delivered pursuant to this Section 5.3 shall also include, to the extent requested by the Lender, copies of all material documentation relating to the applicable occurrence or event.

5.4           Payment of Obligations.  Each Group Company shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except to the extent any amount or validity thereof is being contested in good faith.

5.5           Preservation of Existence.  Each Group Company shall preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights necessary in the ordinary conduct of its business. The Borrower shall ensure that it remains registered as an exempted company with limited liability in the Cayman Islands at all times.

5.6           Compliance with Contractual Obligations and Law.  Each Group Company shall comply with its Contractual Obligations (including its obligations under each Material Contract) and all Applicable Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7           Maintenance of Properties. Each Group Company shall maintain, preserve, protect and keep all of its properties (other than properties that such Group Company determines in its commercially reasonable, good faith judgment to be obsolete, worn out, depleted or economically inefficient) in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Group Company may be properly conducted at all times.

5.8           Maintenance of Intellectual Property Rights and Domain Names.  Each Group Company shall protect, defend and maintain the validity and enforceability of its Intellectual Property Rights and domain names, and shall not permit any Intellectual Property Rights or domain name material to any Group Company’s business to be abandoned, forfeited or dedicated to the public without the Lender’s prior written consent.

5.9           Maintenance of Insurance.  Each Group Company shall maintain insurance in respect of its business with financially sound and reputable insurance companies (not being Affiliates of any Group Company), in such amounts, with such deductibles and covering such risks as are customarily maintained by Persons in the online travel agency and tour operator business, operating in similar localities to such Group Company.

5.10         Books and Records.  Each Group Company shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Group Company.

5.11         Inspection Rights.  Each Group Company shall permit the Lender’s representatives to visit and inspect any place where it conducts business and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Borrower.

5.12         Use of Proceeds. The Borrower shall apply the proceeds of the Loan solely to fund the working capital requirements of the Group, to pay for operational and capital expenditure items, equity investments in its Subsidiaries and for general corporate and administrative purposes of the Borrower and its Subsidiaries (including the payment of any closing costs and fees owed by the Borrower to the Lender in connection with the transactions contemplated by this Agreement and the Loan Documents).

5.13         SVB Term Loan Agreement. For so long as the loans under the SVB Term Loan Agreement remain outstanding, the Borrower shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to promptly obtain the prior written approval of Innoven Capital India Private Limited (formerly known as SVB India Finance Private Limited) (in its capacity as lender) in order that payments due to the Lender under this Agreement (other than payments pursuant to Section 2.7 and Section 2.4(b)(i)) can be made on a timely basis.

5.14         Further Assurances. If the Borrower acquires any new asset or property (which, for the avoidance of doubt, shall not include any of the assets or property referred to in clauses (a) through (d) of Section 4.21) with a value in excess of US$50,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) after the Closing Date as to which the Lender does not have a Security Interest, the Borrower shall promptly take such further actions, and execute and deliver to the Lender such additional agreements, supplements, powers and instruments, as the Lender may in its reasonable judgment deem necessary, in order to obtain, perfect, preserve and protect a Security Interest therein. The Borrower further agrees to promptly take such further actions as shall be reasonably requested by the Lender in order to give effect to the transactions contemplated by this Agreement and the other Loan Documents.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants with the Lender that, until all Commitments have been terminated and all Obligations (other than contingent Obligations not then due and payable) have been paid in full, it shall, and shall cause each of its Subsidiaries to, perform the obligations in this ARTICLE 6.

6.1           Indebtedness.    The Obligations shall constitute direct, secured, unsubordinated and unconditional obligations of the Borrower. Subject always to Section 6.15, the Borrower shall not, and shall not permit any other Group Company to, create, issue, incur, assume, become liable in respect of or permit to exist any Indebtedness, except:

(a)       Indebtedness in respect of the Obligations;

(b)       Indebtedness of YOPL pursuant to the SVB Term Loan Agreement;

(c)      Indebtedness of YOPL pursuant to the HDFC Loan Agreement, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $9,000,000 at any time (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) without the Lender’s prior written consent, and provided further that the aggregate principal amount of Cash Collateralized Indebtedness at such time shall not be taken into account in calculating such limit;

(d)      Indebtedness of any Group Company constituting Cash Collateralized Indebtedness;

(e)       Indebtedness permitted under, and undertaken in accordance with, the terms of the Investors’ Rights Agreement;

(f)       Indebtedness of (i) any Group Company to the Borrower, or (ii) of any Subsidiary of the Borrower to another Subsidiary of the Borrower;

(g)      Indebtedness specified in Item 6.1(g) of the Disclosure Schedule, to the extent incurred in the ordinary course of business and entered into on arm’s length terms; and

(h)      any other Indebtedness of any Group Company expressly permitted under this Agreement or any other Loan Document, or as may be specifically approved in writing by the Lender.

6.2           Negative Pledge. The Borrower shall not, and shall not permit any other Group Company to, create, assume, incur, or permit to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)        Liens securing payment of the Obligations;

(b)       Liens securing payment of the Indebtedness due under the SVB Term Loan Agreement;

(c)       Liens securing payment of the Indebtedness due under the HDFC Loan Agreement;

(d)       Liens granted under, and in accordance with, the terms of the Investors’ Rights Agreement;

(e)       Liens for taxes, assessments or other governmental charges or levies not at the time delinquent (provided that no foreclosure, sale or other enforcement proceedings in respect thereof have been initiated) or that are being diligently contested in good faith by appropriate proceedings;

(f)        carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(g)       Liens created by, or arising under any Applicable Law (in contrast with Liens voluntarily granted) in the ordinary course of business of the Borrower or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance, employers’ health tax or other social security or statutory obligations to employees that secure amounts that are not yet due or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside;

(h)       Liens arising pursuant to deposits to secure the performance of bids, trade contracts, or performance bonds and other obligations of a like nature incurred in the ordinary course of business of any Group Company;

(i)       bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and temporary investments on deposit in one or more accounts maintained by any Group Company , in each case granted in the ordinary course of business in favor of the bank or financial institution with which such accounts are maintained, securing amounts owing to such bank or financial institution with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness of the Borrower;

(j)         judgment Liens that do not otherwise result in an Event of Default under Section 7.1(g);

(k)       Liens specified in Item 6.2(k) of the Disclosure Schedule; and

(l)        any other Liens created by any Group Company expressly permitted under this Agreement or any other Loan Document, or as may be specifically approved in writing by the Lender.

6.3           Agreements Restricting Liens. Except as permitted by this Agreement, the Borrower shall not, and shall not permit any other Group Company to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or to create, incur, assume or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, other than this Agreement and the Loan Documents, or which requires the consent of or notice to other Persons in connection therewith.

6.4           Merger or Consolidation; Fundamental Changes. The Borrower shall not, and shall not permit any Group Company to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or otherwise change its corporate form, except that (a) any direct or indirect Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person), (b) any direct or indirect Subsidiary of the Borrower may be merged or consolidated with or into another direct or indirect Subsidiary of the Borrower and (c) any merger, consolidation, amalgamation, liquidation, winding-up or dissolution of any direct or indirect Subsidiary of the Borrower shall be permitted to the extent necessary in connection with, and undertaken simultaneously with, the consummation of a Liquidity Event.

6.5           Disposals. The Borrower shall not, and shall not permit any other Group Company to Dispose of any of its property nor allot or issue any Equity Interests, except for:

(a)       any Disposal of equipment that is (i) obsolete, worn out, depleted or economically inefficient, (ii) no longer necessary for the business of such Person or (iii) contemporaneously replaced by equipment of at least comparable value and use;

(b)      Disposals of property having a fair market value not to exceed $2,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) in any single transaction or series of related transactions in any Financial Year, provided that such property does not constitute Collateral;

(c)       any Disposal required under, and undertaken in accordance with, the terms of the Investors’ Rights Agreement (including for this purpose, any issuance, exchange or transfer of Equity Interests);

(d)       any Disposal necessary in connection with, and undertaken simultaneously with, the consummation of a Liquidity Event; and

(e)       any other Disposal by any Group Company expressly permitted under this Agreement or any other Loan Document, or as may be specifically approved in writing by the Lender.

6.6           Restricted Payments.  The Borrower shall not, and shall not permit any other Group Company to, make any Restricted Payments; provided that each Subsidiary of the Borrower may make Restricted Payments to the Borrower to enable the Borrower to comply with its payment obligations under this Agreement, to comply with its obligations under the Investors’ Rights Agreement, or to satisfy its payment obligations to another Group Company in respect of Indebtedness incurred pursuant to Section 6.1(f).

6.7           Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment, except:

(a)       Liquid Investments;

(b)       Investments in direct or indirect Subsidiaries within the Group or joint ventures;

(c)       trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; and

(d)       Investments existing on the Closing Date and specified in Item 6.7(d) of the Disclosure Schedule.

6.8           Transactions with Affiliates. The Borrower shall not, and shall not permit any other Group Company to, be party with or enter into any transaction with any of its Affiliates unless such transaction is otherwise permitted under this Agreement, and is entered into on fair and reasonable terms comparable to the terms that would be available in an arm’s length transaction with a non-Affiliate.

6.9           Liquidity Event. The Borrower shall, and shall ensure that each other Group Company will, comply with its obligations under the Investors’ Rights Agreement and use commercially reasonable efforts and work in good faith to consummate a Qualifying IPO within twelve (12) months of the Borrowing Date; provided that, if it is reasonably unlikely that a Qualifying IPO will be consummated within twelve (12) months of the Borrowing Date, the Borrower shall, and shall ensure that each other Group Company will, use commercially reasonable efforts and work in good faith to consummate a Capital Raise or (if found feasible) a Trade Sale within twenty four (24) months of the Borrowing Date.

6.10         Change in Control. The Borrower shall not, and shall not permit any Group Company to, directly or indirectly, enter into or participate in any arrangement which could reasonably be expected to result in a Change in Control.

6.11         No Change of Business.

(a)       The Borrower shall not engage in any business activities, own any assets or assume any liabilities, except for (i) its ownership of the Equity Interests of THCL and ACD, (ii) obligations under the Loan Documents, and (iii) special purpose holding company activities and properties reasonably incidental to the foregoing clauses (i) and (ii).

(b)      The Borrower shall ensure that each other Group Company does not engage in any business or business activity, own any assets or assume any liabilities or obligations except as necessary in connection with, or reasonably related to, the business of an online travel agency and tour operator.

6.12         Change in Organizational Documents. The Borrower shall not, and shall not permit any other Group Company to, amend, supplement, modify or restate its Organizational Documents, or to amend its name or change its jurisdiction of organization, in each case, without the prior written consent of the Lender, unless any such change could not reasonably be expected to have a Material Adverse Effect.

6.13         Change in Fiscal Periods or Accounting Principles. The Borrower shall not, and shall not permit any other Group Company to (a) permit its Financial Year to end on a day other than March 31 (or December 31, in the case of THCL) or change its method of determining Financial Quarters, or (ii) alter the accounting principles used by it on the Closing Date in calculating financial covenants or other standards in this Agreement

6.14         Modification of Certain Agreements.

Without the prior written consent of the Lender (not to be unreasonably withheld), the Borrower shall not, and shall not permit any other Group Company to, directly or indirectly, amend, restate, supplement, waive or otherwise modify, or consent or agree to any amendment, restatement, supplement, waiver or other modification to the terms contained in:

(a)       each Material Contract (other than the SVB Term Loan Agreement or the HDFC Loan Agreement), unless any such amendment, restatement, supplement, waiver or other modification could not reasonably be expected to have a Material Adverse Effect and the Lender is promptly notified of such amendment, restatement, supplement, waiver or other modification and, if requested by the Lender, is promptly provided with a copy of the same; and

(b)      the SVB Term Loan Agreement or the HDFC Loan Agreement, unless any such amendment, restatement, supplement, waiver or other modification is of a purely administrative nature or made to correct any ambiguity or clerical error therein and does not materially change the interpretation or legal effect of such documents.

6.15         Financial Covenants.

(a)      Maximum Indebtedness. The Borrower shall ensure that the aggregate principal amount of Indebtedness incurred by the Borrower and its Subsidiaries (whether pursuant to this Agreement or otherwise) shall at no time exceed $18,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof); provided that the following items shall not be included in the calculation of such limit: (x) the aggregate principal amount of Cash Collateralized Indebtedness at such time, (y) all accretion to principal of interest payable in kind under this Agreement, and (z) the principal amount of all shareholder loans made to the Borrower to the extent such loans are subordinated in right of repayment and priority to the Loan.

ARTICLE 7

EVENTS OF DEFAULT

7.1           Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”:

(a)       Non-Payment of Obligations. The Borrower shall fail to pay (i) the principal amount of the Loan, (ii) any interest on the Loan, or (iii) any other amount payable to the Lender hereunder or under any other Loan Document, in each case when the same is due and payable; provided that, if any such failure to pay is due to an administrative or technical error on the part of the remitting bank (but not the Borrower or any other Group Member) and documentary evidence concerning such error has been provided to the Lender’s reasonable satisfaction, such failure to pay shall not constitute an Event of Default if it is rectified within two (2) Business Days of its occurrence;

(b)       Breach of Representation or Warranty. Any representation or warranty made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made;

(c)       Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the observance or performance of any covenant or obligation contained in Sections 5.3 through 5.6, Section 5.12 or ARTICLE 6 and if capable of remedy, such default shall remain unremedied for five (5) Business Days after they occurrence thereof;

(d)       Non-Performance of Other Covenants and Agreements. The Borrower shall default in the observance or performance of any other covenant or obligation contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 7.1) and if capable of remedy, such default shall remain unremedied for ten (10) Business Days after the occurrence thereof;

(e)        Cross-Default. Any of the following occurs:

(i)          the Borrower or any of its Subsidiaries fails to pay any principal of, or premium or interest on its Indebtedness (including any Indebtedness under the SVB Term Loan Agreement or the HDFC Loan Agreement) which is outstanding in a principal amount of at least $1,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or

(ii)          any other event shall occur or condition shall exist under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party relating to Indebtedness (including the SVB Term Loan Agreement or the HDFC Loan Agreement) of which a principal amount of at least $1,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) is outstanding, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or to require such Indebtedness to be repaid prior to the stated maturity thereof.

(f)        Bankruptcy, Insolvency, etc.

(i)          Any Group Company shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) apply for, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or

(ii)          there shall be commenced against any Group Company any case, proceeding or other action of a nature referred to in clause (i) (A) above or any Group Company shall permit or suffer to exist the appointment of a receiver, trustee, custodian, conservator or other official described in clause (i)(B) above that, in either case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged or unstayed for a period of thirty (30) days or (C) is consented to or acquiesced in by such Group Company; or

(iii)          there shall be commenced against any Group Company, whether before a court or other Governmental Authority, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed, abandoned or bonded pending appeal within sixty (60) days from the entry thereof;

(iv)          any Group Company shall become insolvent under Applicable Law, or shall admit in writing or otherwise its inability generally to pay, its debts as they become due; or

(v)          any Group Company shall take any action authorizing or in furtherance of, any of the acts described in clause (i), (ii), (iii) or (iv) above;

(g)       Judgments. Any judgment or order for the payment of money in excess of $1,000,000 (or, if denominated in a non-Dollar currency, the Dollar Equivalent thereof) shall be rendered against any Group Company or any of its Subsidiaries and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h)       Change in Control. Any Change in Control shall occur;

(i)         Unenforceability of Loan Documents. Any provision of this Agreement or any other Loan Document shall for any reason cease to be valid and binding on the Borrower, or the Borrower shall so assert in writing;

(j)        Impairment of Security, etc. Any Security Document shall at any time and for any reason cease to create a Security Interest on the Collateral in accordance with the terms thereof, or cease to be in full force and effect, or shall be contested by any Person, or the Borrower shall create or purport to create any Lien (other than a Lien permitted under Section 6.2(d)) in any portion of the Collateral in favor of any third party or effects or purports to effect any Disposal other than as expressly permitted by this Agreement; and

(k)       Material Adverse Effect. The occurrence of any event or circumstance having a Material Adverse Effect.

At any time after the occurrence of an Event of Default, the Lender may in its sole discretion deliver to the Borrower a notice specifying that an Event of Default has occurred and is continuing, and for purposes of the Security Documents, such notice shall be conclusive and binding evidence of the occurrence and continuation of an Event of Default.

7.2           Automatic Acceleration. If an Event of Default specified in Section 7.1(f) occurs, then:

(a)        (i) if the Loan has not yet been advanced, the Facility and the obligation of the Lender to advance the Loan pursuant to its Commitment shall terminate, and (ii) if the Loan has been advanced, all principal, interest, fees and other amounts payable under this Agreement and the other Loan Documents shall be and become forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b)     the Lender may proceed to enforce its rights and remedies under the Security Documents and any other Loan Document.

7.3          Optional Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.1(f)) occurs, then the Lender may:

(a)        by notice to the Borrower, (i) if the Loan has not yet been advanced, terminate the obligation of the Lender to advance the Loan pursuant to its Commitment, whereupon the same shall forthwith terminate with effect from the date of such notice, and (ii) if the Loan has been advanced, declare all principal, interest, fees and other amounts payable under this Agreement and the other Loan Documents to be and become forthwith due and payable in full (which declaration shall be conclusive evidence that the amounts determined therein as due and payable have become due and payable), whereupon all such amounts shall be and become forthwith due and payable in full with effect from the date of such notice, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and

(b)      proceed to enforce its rights and remedies under the Security Documents and any other Loan Document

7.4           Application of Funds. After the exercise of remedies pursuant to Section 7.3 (or after the Loan has automatically become immediately due and payable pursuant to Section 7.2) any amounts received on account of the Obligations shall be applied by the Lender in the following order:

(a)       first, to satisfy that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender) payable to the Lender in its capacity as such;

(b)       second, to satisfy of that portion of the Obligations constituting accrued and unpaid cash interest on the Loan;

(c)        third, to satisfy that portion of the Obligations constituting unpaid principal of the Loan (including all interest paid in kind through accretion to the aggregate outstanding principal amount of the Loan); and

(d)       fourth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 8

ADMINISTRATIVE MATTERS

8.1           No Conflict. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Lender and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower and any other Group Company or any Affiliate thereof as if it were not the Lender hereunder and without any duty to account therefor to any Person.

8.2           Exculpatory Provisions. The Lender shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Lender:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Lender or any of its Affiliates in any capacity.

8.3           Reliance by Lender. The Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.

8.4           Non-Reliance. The Borrower acknowledges that it has, independently and without reliance upon the Lender or any of its Affiliates and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Agreement and the other Loan Documents. The Borrower also acknowledges that it will, independently and without reliance upon the Lender or any of its Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE 9

MISCELLANEOUS

9.1           Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless made in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2           Notices. Unless a Security Document provides otherwise, all notices, requests and other communications provided for herein and under the other Loan Documents (including any modifications of, or waivers or consents under, this Agreement) shall be given or made by fax or other writing and faxed, mailed or delivered to the intended recipient:

(a)        in the case of the Borrower, at the “Address for Notices” specified below the name of the Borrower on the signature pages hereof; and

(b)       in the case of the Lender, at the “Address for Notices" specified below its name on the signature pages hereof;

or at such other address as shall be designated by such party in a notice given in accordance with this Section 9.2. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by fax (and receipt is electronically confirmed), personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Notwithstanding the foregoing, any notice or other communication provided for herein and under the Loan Documents may be given or made by electronic mail, if the Lender agrees that this is to be an accepted form of communication and if the Lender and the Borrower have notified each other in writing of its electronic mail address and/or any other information required to enable the sending and receipt of information by that means and promptly following any changes thereto. Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that (i) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) such notice or other communication is actually received in a readable form by the intended recipient.

9.3           No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or contract.

9.4           Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the advance of the Loan hereunder.

9.5           Payment of Expenses and Taxes. The Borrower shall (a) pay or reimburse the Lender for all out-of-pocket costs and expenses reasonably incurred by the Lender in connection with the execution, amendment, restatement or modification of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel and notarization, filing and recording fees and expenses; provided that (x) in connection with the execution of this Agreement, the Borrower shall not be required to reimburse the Lender for any fees and disbursements of counsel incurred in connection therewith in excess of $50,000, and (y) in connection with any amendment, restatement or modification of this Agreement, the Borrower shall not be required to reimburse the Lender for any fees and disbursements of counsel incurred in connection therewith, (b) pay or reimburse the Lender for all out-of-pocket costs and expenses reasonably incurred by the Lender in connection with (i) the enforcement or preservation of any rights under this Agreement or any other Loan Document and (ii) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (c) pay, indemnify, and hold the Lender harmless from, any and all Taxes, recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying Taxes, recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any other Loan Document. All amounts due under this Section 9.5 shall be payable not later than fifteen (15) Business Days after written demand therefor along with the supporting documents in connection with such demand. Statements of amounts payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the “Address for Notices” specified below the name of the Borrower on the signature pages hereof, and to the attention of the contact person specified therein, or to such other contact person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 9.5 shall survive the advance of the Loan hereunder, the payment in full of the Obligations and the termination of the Commitment.

9.6           Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, exonerates and holds the Lender and each of the Lender’s officers, directors, employees and agents in their capacities as such (each, an “Indemnitee”) free and harmless from and against any and all direct actions, causes of action, suits, claims, losses, costs, liabilities and damages, and all expenses incurred in connection with any of the foregoing (only if such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties, and agrees to reimburse each Indemnitee upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any claim, litigation, investigation or proceeding relating to any of the foregoing (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to

(i)        any breach of any representation, warranty, covenant or agreement made or given by the Borrower under or pursuant to this Agreement or the other Loan Documents;

(ii)       any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan;

(iii)       the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any agreement executed and delivered in connection therewith; and

(iv)      any investigation, litigation or proceeding related to any audit, noncompliance with or liability under any Applicable Law,

except to the extent that Indemnified Liabilities arising for the account of a particular Indemnitee are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted by reason of such Indemnitee’s gross negligence or willful misconduct.

9.7           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, provided that (i) no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, and (ii) the Lender may at any time grant participations or assign all or any part of its rights and obligations under this Agreement or the other Loan Documents to any Person (other than a competitor of any Group Company).

9.8           Right of Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender (including by branches, agencies and Affiliates of the Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations, regardless of whether or not the Lender shall have made any demand hereunder and regardless of whether or not such Obligations shall be contingent or unmatured. The Lender agrees to promptly notify the Borrower after any such set off and application, but failure to give such notice shall not affect the validity of such set off and application.

9.9           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

9.10         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11         Other Transactions. Nothing contained herein shall preclude the Lender or any of its Affiliates from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

9.12         Integration. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

9.13         Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

9.14         Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration tribunal shall consist of three (3) arbitrators, of whom one (1) arbitrator shall be selected by the party initiating the demand for arbitration and one (1) arbitrator shall be selected by the party responding to the demand within twenty (20) days of the receipt by the respondent of a copy of the demand for arbitration. The two (2) party-nominated arbitrators shall nominate the third arbitrator, who shall chair the arbitral tribunal, within twenty (20) days of the appointment of the second arbitrator. The language of the arbitration shall be English. For the avoidance of doubt, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award, and the Borrower acknowledges and agrees that its submission to the jurisdiction of the courts under Section 9.15 shall not constitute, nor be construed as, an agreement to decline to arbitrate any dispute arising out of or in connection with this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the orders of the arbitrator(s) to that effect.

9.15        SUBMISSION TO JURISDICTION: WAIVERS. (a) SUBJECT TO SECTION 9.14, THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND APPELLATE COURTS FROM ANY THEREOF, IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY GROUP COMPANY IN CONNECTION HEREWITH OR THEREWITH; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED FURTHER THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST ANY GROUP COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)          THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 9.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.16         Acknowledgments. The Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)       the Lender has no fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrower or any Group Company and the Lender.

9.17         USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003 (as amended) or similar legislation under Applicable Law, it is required to obtain, verify and record information (and, if applicable, to provide such information particularly to an assignee) that identifies each Group Company and each of its shareholders, directors and/or officers, which information includes or may include the name and address of each such Person, the Organizational Documents of each Group Company and such other information that will allow the Lender to comply with its obligations under the Patriot Act, the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003(as amended) or other Applicable Law.

9.18         Confidential Information. The Lender agrees to hold all Confidential Information provided to it by any Group Company pursuant to this Agreement in accordance with its customary procedures for handling confidential information of this nature; provided, that nothing herein shall prevent the Lender from disclosing any such information (a) to any participant or assignee (or any prospective participant or assignee) that agrees to be bound by this Section 9.18. (b) on a confidential basis to its employees, directors, agents, attorneys, accountants and other professional advisers or those of any of its Affiliates, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed without violation of this Section 9.18, (g) to the National Association of Insurance Commissioners or any similar organization or other regulatory body or any nationally recognized rating agency, in each case, in any country or other jurisdiction, that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, or (h) in connection with the exercise of any if its rights, powers or remedies hereunder or under any other Loan Document. Except as may be required by an order of a court of competent jurisdiction and to the extent specified therein, the Lender shall not be obligated or required to return any materials furnished to it pursuant to the Loan Document by any Group Company. For purposes of this Section, “Confidential Information” means all information received from any Group Company or any Affiliate thereof relating to any Group Company or any Affiliate thereof or their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Group Company or any Affiliate thereof. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

9.19         WAIVER OF JURY TRIAL.    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THE LOAN DOCUMENTS.

9.20         Judgment Currency. If, under any Applicable Law and whether pursuant to a judgment being made or registered against a Group Company or the bankruptcy of a Group Company or for any other reason, any payment under or in connection with this Agreement or the Loan Document is made or falls to be satisfied in a currency (the “Payment Currency”) other than Dollars, then to the extent that the amount of such payment actually received by the Lender when converted into Dollars at the applicable rate of exchange at such time, falls short of the amount due under or in connection with this Agreement or such Loan Document, the Borrower, as a separate and independent obligation, shall indemnify and hold harmless the Lender against the amount of such shortfall. For the purposes of this Section, “rate of exchange” means the rate at which the Lender is able on or about the date of such payment to purchase Dollars with the Payment Currency and shall take into account any premium and other costs of exchange actually incurred with respect thereto.

[Remainder of page left blank intentionally.]

MACQUARIE CORPORATE HOLDINGS PTY LIMITED, as Lender

By:	/s/ Anupam Garg
Name: Anupam Garg
Title: SMD

By:	/s/ Colin Wu
Name: Colin Wu
Title: AD

Address for Notices:

Macquarie Corporate Holdings Pty. Limited
c/o Macquarie Capital (Singapore) Pte. Limited
10 Marina Boulevard
#17-01, Marina Bay Financial Centre Tower 2
Singapore 018983

Attention: Macquarie Capital - Legal Department
Tel: +65 6601 0888
Fax: +65 6601 0658
Email: maccapadvlglasia@macquarie.com

With a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
United States of America

Attention: Graham Lim
Tel: +1 (212) 326 3994
Fax: +1 (212) 755 7306
Email: glim@jonesday.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

YATRA ONLINE, INC.,
as Borrower

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: CEO

Address for Notices:

Yatra Online Private Limited
1101-03, Tower B, 11th Floor,
Unitech Cyber Park, Sector-39,
Guragon-122002, India

Attention: Mr. Dhruv Shringi
Tel:+91 124 339 5510
Fax: +91 124 339 5500
Email: dhruv.shringi@yatra.com

With a copy to:

Yatra Online Private Limited
1101-03, Tower B, 11th Floor,
Unitech Cyber Park, Sector-39,
Guragon-122002, India

Attention: Mr. Alok Vaish
Tel:+91 124 339 5575
Fax: +91 124339 5510
Email: alok.vaish@yatra.com

EXHIBIT A

FORM OF NOTICE OF BORROWING

                              , 2015

Macquarie Corporate Holdings Pty Limited

1 Martin Place

Sydney, NSW 2000

Australia

Re:       Notice of Borrowing

Dear Sirs:

The undersigned hereby refers to the Term Loan Agreement, dated as of July [        ], 2015 (the “Loan Agreement,” the terms defined therein being used herein as therein defined), between YATRA ONLINE, INC. as Borrower and MACQUARIE CORPORATE HOLDINGS PTY LIMITED, as Lender and hereby gives irrevocable notice, pursuant to Section 2.3 of the Loan Agreement, that it requests a drawdown of the full amount of the Facility as follows:

1.	The Borrowing Date is [ ].

2.	The aggregate amount of the Borrowing is $5,000,000, which shall be made available to the Borrower in the following bank account: [ ].

The undersigned hereby certifies that both before and after giving effect to the Loan requested hereunder:

(a)      the representations and warranties of the Borrower in this Agreement and each other Loan Document shall, in each case, be true and correct in material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)       no Default or Event of Default shall have occurred and be continuing, or could reasonably be expected to occur.

Very truly yours,

YATRA ONLINE, INC.

By:
Name:
Title: